Exhibit 99.1

INCONTACT REPORTS FOURTH QUARTER AND YEAR END 2008 FINANCIAL RESULTS

Software Segment Revenue Up 50% to Record $6.0 Million

Salt Lake City – March 12, 2009 – inContact, Inc. (NASDAQ: SAAS), the leader in all-in-one hosted contact center solutions, today reported financial results for fourth quarter and year ended December 31, 2008.

FOURTH QUARTER 2008 AND YEAR END HIGHLIGHTS

•

Revenue for the Software segment increased 50% to $6.0 million in the fourth quarter, as compared to $4.0 million in Software segment revenue during the same period in 2007, bringing the total for 2008 to $20.0 million, a 48% increase from $13.5 million in Software segment revenue for 2007.

•

EBITDA (earnings before interest, taxes, depreciation and amortization, and stock-based compensation) for the quarter was a positive $66,000, an improvement of $264,000 compared to a negative $198,000 during the same period in 2007. Fourth quarter EBITDA was impacted by a one-time expense of $300,000 related to a telecommunications surcharge. After removing this one-time expense, fourth quarter EBITDA was a positive $366,000, an improvement of $564,000 compared to the same period in 2007.

•

Consolidated revenue for the quarter grew to $20.7 million, compared to $19.8 million in the previous quarter and $20.1 million in the same period a year ago, bringing the total for 2008 to $79.6 million.

•	For the second straight quarter, consolidated revenues grew quarter over quarter.

•

28 new Software contracts were signed during the quarter, 20 of which were with new companies, while eight represent an expansion of business within existing customers. For the year, we signed a total of 116 new Software contracts, of which 80 were with new customers.

•	Telecom segment revenue held steady at $14.6 million in the fourth quarter, a decrease of only $143,000 from the previous quarter.

•	We changed our name to inContact, Inc., on January 1, 2009, and our common stock now trades under the symbol “SAAS”.

“I am extremely pleased to report another strong quarter and full year of financial performance and progress for inContact, especially in light of the continuing economic weakness on a global basis”, said Paul Jarman, CEO of inContact, Inc. “Our Company continues to generate strong growth metrics as you can see from the quarter and year end highlights above. We achieved the high-end of our 2008 revenue guidance for both consolidated and Software segment revenue. Our Software segment reported $6 million in revenues this quarter, a one million dollar or 20% increase compared to third quarter, representing the largest quarter-over-quarter revenue gain we have ever reported. Revenues remained relatively steady within the Telecom segment for the third consecutive quarter, and for the second consecutive quarter, consolidated revenues increased.

“We continue to focus on contact center opportunities between 20 and 500 seats, companies with distributed contact centers, and innovative companies looking to increase their effectiveness via at home workers. This is the sweet spot for inContact and we bring unparalleled value and features that resonate well to this market. We continue to make steady progress within our partner ecosystem, which includes companies that benefit from a technology relationship with inContact, such as Microsoft, Salesforce.com, various resellers and integrators of contact center products, and the more traditional long distance sales agents who are now finding their sales success rate can be increased when they couple their long distance services with our technology. We view these partnerships as accretive to our internal sales efforts. While there is already meaningful contribution from some partners, the full cumulative impact of developing these relationships is still in its infancy.

“In summary, 2008 was a very strong year. The time and effort over the past years that have gone into strengthening the Company’s talent and infrastructure, as well as our product, is yielding tangible positive results. Speaking for myself and the entire management team, we are excited and confident that the positive operational progress we have demonstrated to date will continue throughout 2009 and beyond.”

FOURTH QUARTER FINANCIAL RESULTS

Software Segment Results

Software segment revenue totaled $6.0 million, an increase of 20% from $5.0 million in the previous quarter and a 50% increase from $4.0 million in the same period in 2007.

The Software segment was referred to as the “SaaS” segment during the first three quarters of 2008; however, we believe referring to the segment as the “Software” segment is clearer to investors, customers and other stakeholders of our business.

The Software segment includes all monthly recurring revenue related to the delivery of our software applications, plus the associated professional services and setup fees related to the software services product features. See discussion of “Segment Reporting” below for further description of the current segment presentation method and segment financial results.

Consolidated Results

Consolidated revenue increased for the second straight quarter to $20.7 million, an increase of $0.9 million from $19.8 in the previous quarter and an increase of $0.6 million from $20.1 million for the same period in 2007. This reflected an increase of $2.0 million in Software segment revenue, which was partially offset by a decrease of $1.4 million in Telecom segment revenue from expected attrition.

Net loss for the quarter was $2.4 million, or $0.08 per share, as compared to a net loss of $2.3 million or $0.07 per share for the same period in 2007. The net loss is attributable, in part, to $2.5 million of non-cash and one-time expenses. During the quarter, we recorded $1.5 million of depreciation and amortization and $683,000 of stock-based compensation, which included a one-time charge of approximately $300,000 resulting from a modification to certain stock options that extended the contractual life of these stock options to November 2013. We also recorded a one-time charge to cost of sales of approximately $300,000 due to an assessment by the Universal Service Administrative Company (“USAC”). The charge was the result of an error in billing by USAC in 2003. The company does not expect any additional charges related to this issue.

Earnings before interest, taxes, depreciation and amortization, and stock-based compensation (EBITDA) for the fourth quarter was a positive $66,000 and year-to-date EBITDA was a negative $2.0 million. Both the quarter and year-to-date EBITDA amounts include a one-time expense of approximately $300,000 related to the USAC charge discussed above. After removing this one-time expense, EBITDA for the fourth quarter was a positive $366,000 and year-to-date EBITDA was a negative $1.7 million. EBITDA is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below).

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our fourth quarter and year end 2008 financial results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-In Number: 1-800-862-9098

International: +1-785-424-1051

Conference ID#: 7INCONTACT

An audio file of the call will be available after March 16, 2009 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until March 19, 2009:

Toll-free replay number: 1-800-757-4768

International replay number: +1-402-220-7227

(No replay pass code required)

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s Annual Report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$4,096	$2,760
Auction rate preferred securities	50	2,000
Accounts and other receivables, net of allowance for uncollectible accounts of $1,871 and $1,779 respectively	8,176	9,988
Other current assets	1,065	941

Total current assets	13,387	15,689
Property and equipment, net	8,369	6,375
Intangible assets, net	3,484	6,813
Goodwill	2,858	2,155
Auction rate preferred securities	175	—
Other assets	474	336

Total assets	$28,747	$31,368

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,246	$781
Trade accounts payable	7,039	7,713
Accrued liabilities	2,291	2,120
Accrued commissions	1,158	1,470
Deferred revenue	939	338

Total current liabilities	12,673	12,422
Long-term debt and capital lease obligations	5,756	746
Deferred rent	432	—
Deferred revenue	395	172

Total liabilities	19,256	13,340
Total stockholders’ equity	9,491	18,028

Total liabilities and stockholders’ equity	$28,747	$31,368

INCONTACT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Quarter ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)
Revenue	$20,656	$20,060	$79,625	$79,482
Operating expenses:
Costs of revenue (excluding depreciation and amortization included below)	10,640	10,618	41,752	44,213
Selling and marketing	4,018	4,278	16,538	16,113
General and administrative	5,859	4,825	21,241	17,261
Depreciation and amortization	1,544	1,473	6,045	6,213
Research and development	756	959	3,838	2,508

Total operating expenses	22,817	22,153	89,414	86,308

Loss from operations	(2,161)	(2,093)	(9,789)	(6,826)
Other income (expense):
Interest income	4	33	45	55
Interest expense	(201)	(232)	(524)	(761)

Total other expense	(197)	(199)	(479)	(706)

Net loss before income taxes	(2,358)	(2,292)	(10,268)	(7,532)
Income tax benefit (expense)	(27)	9	(36)	(5)

Net loss	$(2,385)	$(2,283)	$(10,304)	$(7,537)

Net loss per common share:
Basic and diluted	$(0.08)	$(0.07)	$(0.33)	$(0.26)
Weighted average common shares outstanding:
Basic and diluted	31,065	30,976	31,049	28,603

Segment Reporting

Effective January 1, 2008, our management changed the way it manages the business and accordingly, we have changed the way we report segments to reflect sales based on our two primary product service segments. The new segments are Software and Telecom, which is different than the previously reported inContact and Telecom segments.

The Software segment includes all monthly recurring revenue related to the delivery of our software applications plus the associated professional services and setup fees related to the software services product features. The new Software segment no longer includes any Telecom revenue. Software includes:

•	Skills-based routing,

•	Automated call distribution (“ACD”),

•	Self-service menus,

•	Speech recognition based automated interactive voice response,

•	Database integration with the contact handling technology,

•	Multimedia contact management (voice, fax, email, chat),

•	Management reporting features,

•	Performance optimization benchmarking,

•	Custom call routing and call flow design,

•	Workforce scheduling, simulation and forecasting,

•	Customer satisfaction tracking and scoring,

•	New hire screening and on-line training tools, and

•	One-time professional services and setup fees.

Prior to January 1, 2008, we managed and reported our financial results based on two customer segments: inContact and Telecom. The inContact segment included all product revenues from customers using any inContact services as well as their long distance voice and data services. The previous Telecom segment included all voice and data long distance services provided to customers not utilizing any inContact services.

Operating segment revenues and profitability for the three months and year ended December 31, 2008 and 2007 were as follows (in thousands):

	Quarter Ended December 31, 2008			Year Ended December 31, 2008
	Telecom	Software	Consolidated	Telecom	Software	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$14,623	$6,033	$20,656	$59,652	$19,973	$79,625
Costs of revenue (excluding depreciation and amortization shown separately below)	10,466	174	10,640	41,224	528	41,752
Selling and marketing	1,208	2,810	4,018	5,235	11,303	16,538
General and administrative	3,571	2,288	5,859	13,123	8,118	21,241
Depreciation and amortization	750	794	1,544	2,927	3,118	6,045
Research and development	—	756	756	—	3,838	3,838

Loss from operations	$(1,372)	$(789)	$(2,161)	$(2,857)	$(6,932)	$(9,789)

	Quarter Ended December 31, 2007			Year Ended December 31, 2007
	Telecom	Software	Consolidated	Telecom	Software	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$16,064	$3,996	$20,060	$66,008	$13,474	$79,482
Costs of revenue (excluding depreciation and amortization shown separately below)	10,532	86	10,618	43,935	278	44,213
Selling and marketing	1,642	2,636	4,278	6,825	9,288	16,113
General and administrative	3,090	1,735	4,825	11,854	5,407	17,261
Depreciation and amortization	761	712	1,473	3,504	2,709	6,213
Research and development	—	959	959	—	2,508	2,508

Loss from operations	$39	$(2,132)	$(2,093)	$(110)	$(6,716)	$(6,826)

Reconciliation of Non-GAAP Measures:

“EBITDA,” which is calculated as Earnings Before deductions for Interest, Taxes, Depreciation and Amortization, and Stock-Based Compensation, is not a measure of financial performance under generally accepted accounting principles (GAAP). EBITDA is provided for the use of the reader in understanding our operating results and is not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes this measure may better enable an investor to form views of our potential financial performance in the future. This measure has limitations as an analytical tool, and investors should not consider EBITDA in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

	Quarter ended December 31,
	2008	2007
Net loss	$(2,385)	$(2,283)
Depreciation and amortization	1,544	1,473
Stock-based compensation	683	422
Interest income and expense, net	197	199
Income tax expense	27	(9)

EBITDA	$66	$(198)

	Year ended December 31,
	2008	2007
Net loss	$(10,304)	$(7,537)
Depreciation and amortization	6,045	6,213
Stock-based compensation	1,712	1,408
Interest income and expense, net	479	706
Income tax expense	36	5

EBITDA	$(2,032)	$795

inContact Contact: Heather Hurst Communications Director 801-320-3591 heather.hurst@inContact.com	Investor Contact: Neal Feagans Feagans Consulting, Inc. 303-449-1184

inContact® is the registered trademark of inContact, Inc.